Exhibit 99.1

Contacts:	Roy I. Lamoreaux	Al Swanson
	Director, Investor Relations	Senior Vice President, CFO
	713/646-4222 – 800/564-3036	713/646-4455 – 800/564-3036

FOR IMMEDIATE RELEASE

PAA Natural Gas Storage Reports

Fourth-Quarter and Full-Year 2010 Results

(Houston — February 9, 2011) PAA Natural Gas Storage, L.P. (NYSE: PNG) today reported net income of $9.8 million, or $0.22 per diluted unit, for the fourth quarter 2010 and net income of $29.8 million for the full year 2010.  Net income for the period from May 5, 2010 (the date of closing of the Partnership’s initial public offering) through December 31, 2010, was $24.4 million, or $0.54 per diluted unit. Net income for the fourth quarter of 2009 was $1.5 million and pro forma net income for the full year 2009 was $14.0 million. (Due to a change in accounting basis during the third quarter 2009, results for the full-year historical period are reflected as pro forma to assist in comparing current and historical periods.  For additional information regarding the pro forma presentation, please see footnotes in the following tables.)

The Partnership reported earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $14.4 million and $51.2 million for the respective fourth-quarter and full-year 2010 periods, compared with EBITDA of $7.4 million for the fourth quarter 2009 and pro forma EBITDA of $37.5 million for the full year 2009.  (See the section of this release entitled “Non-GAAP and Segment Financial Measures” and the tables included with this press release for discussion of adjusted EBITDA and other non-GAAP financial measures, and reconciliations of such measures to the comparable GAAP measures.)

“PNG delivered fourth quarter and full-year operating and financial performance above the high end of our guidance range,” stated Dean Liollio, President of PAA Natural Gas Storage.  “This solid performance marks an appropriate conclusion to an eventful first year for the Partnership highlighted by our initial public offering in May and our announcement to acquire the Southern Pines Energy Center natural gas storage facility, which closed earlier today.  We announced an increase in our February distribution to $1.38 per unit (on an annualized basis) and have targeted exiting 2011 at an annualized distribution run-rate of $1.45 per unit, a 7.4% increase over our 2010 exit rate.  Further, we believe that the combination of organic growth at Pine Prairie and Southern Pines provides strong visibility for distribution growth for several years into the future.”

The Partnership’s reported results include items that affect comparability between reporting periods. These items are excluded from adjusted results, as further described in the second table below.

-MORE-

333 Clay Street, Suite 1500 Houston, Texas 77002 713-646-4100 / 800-564-3036

Accordingly, the Partnership’s fourth-quarter 2010 adjusted net income and adjusted EBITDA were $11.3 million and $15.9 million, respectively, as compared to fourth-quarter 2009 adjusted net income and adjusted EBITDA of $2.4 million and $8.3 million, respectively.  The Partnership’s adjusted net income per diluted unit for the fourth quarter 2010 equaled $0.25 per diluted unit.

The Partnership’s adjusted net income and adjusted EBITDA for the full year 2010 were $32.4 million and $53.9 million, respectively, as compared to pro forma adjusted net income and pro forma adjusted EBITDA for the full year 2009 of $16.1 million and $39.6 million, respectively. The Partnership’s adjusted net income for the period from May 5, 2010 (the date of closing of the Partnership’s initial public offering) through December 31, 2010, was $23.8 million, or $0.59 per diluted unit.

-MORE-

333 Clay Street, Suite 1500 Houston, Texas 77002 713-646-4100 / 800-564-3036

The following tables present certain selected financial information for the applicable periods (amounts in thousands):

	PNG		PNG	PNG Pro Forma (1)
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues
Firm Storage Services
Reservation fees	$23,479	$17,281	$85,651	$62,535
Cycling fees and fuel-in-kind	1,429	671	5,314	4,086
Hub Services	2,565	1,294	6,190	4,625
Other	1,368	(365)	3,132	934
Total revenue	28,841	18,881	100,287	72,180

Storage related costs	(6,841)	(6,001)	(23,465)	(15,795)
Operating costs (except those shown below)	(2,098)	(2,361)	(7,242)	(8,077)
Fuel expense	(703)	(407)	(2,368)	(2,394)
General and administrative expenses	(4,802)	(2,700)	(15,965)	(8,885)
Interest income and other income (expense), net	(6)	—	(18)	456
EBITDA	$14,391	$7,412	$51,229	$37,485

Equity compensation expense	1,233	534	2,747	1,771
Acquisition related costs	251	—	251	—
Mark-to-market of open derivative positions	—	370	(370)	370
Adjusted EBITDA	$15,875	$8,316	$53,857	$39,626

Reconciliation to net income
Depreciation, depletion and amortization	(3,796)	(2,808)	(14,119)	(11,341)
Interest expense, net of capitalized interest	(783)	(3,122)	(7,323)	(11,676)
Income tax expense	—	—	—	(473)
Adjusted Net Income	$11,296	$2,386	$32,415	$16,136

Equity compensation expense	(1,233)	(534)	(2,747)	(1,771)
Acquisition related costs	(251)	—	(251)	—
Mark-to-market of open derivative positions	—	(370)	370	(370)
Net income	$9,812	$1,482	$29,787	$13,995

(1)                       In September 2009, Plains All American Pipeline, L.P. became the sole owner of a predecessor of PNG by acquiring an additional 50% interest in that predecessor.   Application of push-down accounting in conjunction with this transaction resulted in financial information for periods prior to and subsequent to this transaction being prepared under a different basis of accounting.  For comparison purposes, the pro-forma presentation places the 2009 period on the same basis of accounting as the most recent period.  The following items were impacted by the adjustment: General and administrative expenses, Depreciation, depletion and amortization, and Interest expense.  The net impact of the pro-forma adjustments was a $4.0 million decrease to Net income and Adjusted Net Income and a $1.2 million decrease in EBITDA and Adjusted EBITDA for the year ended December 31, 2009.  These pro-forma adjustments are not attributable to the Partnership’s May 2010 initial public offering.

Adjusted EBITDA for the fourth quarter and full year of 2010 increased approximately 91% and 36%, respectively, over corresponding 2009 results.  These increases were primarily attributable to additional capacity being placed into service at Pine Prairie and increased hub services revenue, partially offset by higher storage related costs (attributable to additional storage and pipeline capacity leased from third parties) and higher general and administrative expenses (primarily attributable to continued expansion of our business, the establishment of a commercial optimization group and the administrative costs associated with being a public company).

-MORE-

333 Clay Street, Suite 1500 Houston, Texas 77002 713-646-4100 / 800-564-3036

The following table highlights the selected items that the Partnership believes impact comparability of financial results between reporting periods (amounts in thousands, except per unit amounts):

	PNG		PNG	PNG Pro Forma (1)
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Selected Items Impacting Comparability - Income / (Expense):
Equity compensation expense	$1,233	$534	$2,747	$1,771
Acquisition related costs	251	—	251	—
Mark-to-market of open derivative positions	—	370	(370)	370
Selected items impacting comparability	$1,484	$904	$2,628	$2,141

Selected items impacting comparability	1,484	n/a	2,628	n/a
Less: GP 2% portion of selected items impacting comparability (2)	(30)	n/a	(53)	n/a
LP 98% portion of selected items impacting comparability	$1,454	n/a	$2,575	n/a

Impact to basic net income per limited partner unit (3)	$0.03	n/a	$0.06	n/a
Impact to diluted net income per limited partner unit (3)	$0.03	n/a	$0.06	n/a

(1)                       In September 2009, Plains All American Pipeline, L.P. became the sole owner of a predecessor of PNG by acquiring an additional 50% interest in that predecessor.   Application of push-down accounting in conjunction with this transaction resulted in financial information for periods prior to and subsequent to this transaction being prepared under a different basis of accounting.  For comparison purposes, the pro-forma presentation places the 2009 period on the same basis of accounting as the most recent period.  The following items were impacted by the adjustment: General and administrative expenses, Depreciation, depletion and amortization, and Interest expense.  The net impact of the pro-forma adjustments was a $4.0 million decrease to Net income and Adjusted Net Income and a $1.2 million decrease in EBITDA and Adjusted EBITDA for the year ended December 31, 2009.  These pro-forma adjustments are not attributable to the Partnership’s May 2010 initial public offering.

(2)                       Attributable to post-IPO period, May 5, 2010 through December 31, 2010.

(3)                       Series B subordinated units are not entitled to cash distributions unless and until they convert to Series A subordinated units or Common units, which conversion is contingent on our meeting both certain distribution levels and certain in-service operational tests at our Pine Prairie facility. As a result, the Series B subordinated units are not included in the calculation of basic or diluted net income per unit amounts.

The Partnership’s Common units and Series A subordinated units outstanding as of December 31, 2010 totaled 43.5 million.  As a result of financing activities associated with the Southern Pines acquisition, which closed on February 9, 2011, PNG now has approximately 71.1 million Common units and Series A subordinated units outstanding.  An additional 13.5 million Series B subordinated units (which do not receive distributions) are outstanding and do not convert to Series A subordinated units unless certain performance conditions are met. At December 31, 2010, the Partnership had approximately $260 million of borrowings outstanding on its $400 million revolving credit facility.

The Partnership has announced a quarterly distribution of $0.3450 ($1.38 on an annualized basis) per unit payable February 14, 2011 on its outstanding Common units and Series A subordinated units. This distribution represents an increase of approximately 2.2% from the November 2010 distribution level.

Prior to its February 10th conference call, the Partnership will furnish a Current Report on Form 8-K, which will include material in this press release and financial and operational guidance for the first quarter and full year 2011.  A copy of the Form 8-K will be available on the Partnership’s website at www.pnglp.com.

Non-GAAP and Segment Financial Measures

In this release, the Partnership’s adjusted EBITDA disclosure is not presented in accordance with generally accepted accounting principles and is not intended to be used in lieu of GAAP presentations of net income. Adjusted EBITDA is presented because it is a measure used by management to evaluate

-MORE-

333 Clay Street, Suite 1500 Houston, Texas 77002 713-646-4100 / 800-564-3036

segment performance and because we believe it provides additional information with respect to both the performance of our fundamental business activities as well as our ability to meet our future debt service, capital expenditures and working capital requirements. We also believe that adjusted EBITDA is used to assess our operating performance compared to other publicly traded partnerships in the midstream energy industry, without regard to financing methods, capital structure or historical cost basis.  In addition, we present selected items that impact the comparability of our operating results as additional information that may be helpful to your understanding of our financial results. We consider an understanding of these selected items impacting comparability to be material to our evaluation of our operating results and prospects. Although we present selected items that we consider in evaluating our performance, you should also be aware that the items presented do not represent all items that affect comparability between the periods presented. Variations in our operating results are also caused by changes in volumes, prices, mechanical interruptions, acquisitions and numerous other factors. These types of variations are not separately identified in this release, but will be discussed, as applicable, in management’s discussion and analysis of operating results in our Annual Report on Form 10-K.

A reconciliation of adjusted EBITDA to net income for the periods presented is included in the tables of this release. In addition, the Partnership maintains on its website (www.pnglp.com) a reconciliation of all non-GAAP financial information, such as adjusted EBITDA, to the most comparable GAAP measures. To access the information, investors should click on the “Investor Relations” link on the Partnership’s home page and then the “Non-GAAP Reconciliation” link on the Investor Relations page.

Conference Call

The Partnership will host a joint conference call with Plains All American Pipeline, L.P. at 10:00 AM (Central) on Thursday, February 10, 2011 to discuss the following items:

1.              The Partnership’s fourth-quarter and full-year 2010 performance;

2.              The status of expansion projects and acquisition activities;

3.              Capitalization and liquidity;

4.              Financial and operating guidance for the first quarter and full year 2011; and

5.              The Partnership’s outlook for the future.

Webcast Instructions

To access the Internet webcast, please go to the Partnership’s website at www.pnglp.com, choose “Investor Relations,” and then choose “Conference Calls.”  Following the live webcast, the call will be archived for a period of sixty (60) days on the Partnership’s website.

Alternatively, you may access the live conference call by dialing toll free 800-230-1085. International callers should dial 612-234-9960. No password is required. You may access the slide presentation accompanying the conference call a few minutes prior to the call under the Conference Call Summaries portion of the Conference Calls tab of the Investor Relations section of PNG’s website at www.pnglp.com.

-MORE-

333 Clay Street, Suite 1500 Houston, Texas 77002 713-646-4100 / 800-564-3036

Telephonic Replay Instructions

To listen to a telephonic replay of the conference call, please dial 800-475-6701, or, for international callers, 320-365-3844, and replay access code 187543.  The replay will be available beginning Thursday, February 10, 2011, at approximately 12:00 PM (Central) and continue until 11:59 PM (Central) Thursday, March 10, 2011.

Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from results anticipated in the forward-looking statements.  These risks and uncertainties include, among other things, the impact of operational and commercial factors that could result in an inability on our part to satisfy our contractual commitments and obligations, including the impact of equipment performance, cavern operating pressures and cavern temperature variances; risks related to the development and operation of natural gas storage facilities; failure to implement or execute planned internal growth projects on a timely basis and within targeted cost projections; interruptions in service and fluctuations in tariffs or volumes on third party pipelines; general economic, market or business conditions and the amplification of other risks caused by volatile financial markets, capital constraints and pervasive liquidity concerns; the successful integration and future performance of acquired assets or businesses; our ability to obtain debt or equity financing on satisfactory terms to fund additional acquisitions, expansion projects, working capital requirements and the repayment or refinancing of indebtedness; the impact of current and future laws, rulings, governmental regulations, accounting standards and statements and related interpretations; significantly reduced volatility in natural gas markets for an extended period of time; factors affecting demand for natural gas and natural gas storage services and the rates we are able to charge for such services; our ability to maintain or replace expiring storage contracts at attractive rates and on other favorable terms; the effects of competition; shortages or cost increases of power supplies, materials or labor; weather interference with business operations or project construction; our ability to receive open credit from our suppliers and trade counterparties; continued creditworthiness of, and performance by, our counterparties, including financial institutions and trading companies with which we do business; the effectiveness of our risk management activities; the availability of, and our ability to consummate, acquisition or combination opportunities; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; increased costs or unavailability of insurance; fluctuations in the debt and equity markets, including the price of our units at the time of vesting under our long-term incentive plan; future developments and circumstances at the time distributions are declared; and other factors and uncertainties inherent in the development and operation of natural gas storage facilities discussed in the Partnership’s filings with the Securities and Exchange Commission.

PNG is a publicly traded master limited partnership engaged in the development, acquisition, operation and commercial management of natural gas storage facilities. The Partnership owns and operates three natural gas storage facilities located in Louisiana, Mississippi and Michigan. The Partnership’s general partner, as well as the majority of the Partnership’s limited partner interests, is owned by Plains All American Pipeline, L.P (NYSE: PAA). The Partnership is headquartered in Houston, TX.

-MORE-

333 Clay Street, Suite 1500 Houston, Texas 77002 713-646-4100 / 800-564-3036

PAA NATURAL GAS STORAGE, L.P. AND SUBSIDIARIES

FINANCIAL SUMMARY (unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per unit data)

	PNG		PNG	PNG Pro Forma (1)
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

REVENUES	$28,841	$18,881	$100,287	$72,180

COSTS AND EXPENSES
Storage related costs	6,841	6,001	23,465	15,795
Other operating costs (except those shown below)	2,098	2,361	7,242	8,077
Fuel expense	703	407	2,368	2,394
General and administrative expenses	4,802	2,700	15,965	8,885
Depreciation, depletion and amortization	3,796	2,808	14,119	11,341
Total costs and expenses	18,240	14,277	63,159	46,492
Operating income	10,601	4,604	37,128	25,688
OTHER INCOME (EXPENSE)
Interest expense, net of capitalized interest	(783)	(3,122)	(7,323)	(11,676)
Interest income	—	—	2	139
Income tax expense	—	—	—	(473)
Gain on interest rate swaps	—	—	—	336
Other income (expense)	(6)	—	(20)	(19)
Net income	$9,812	$1,482	$29,787	$13,995

CALCULATION OF LIMITED PARTNERS NET INCOME:
Net Income (2)	$9,812	n/a	$24,359	n/a
Less general partner interest in net income	246	n/a	537	n/a
Limited partner interest in net income	$9,566	n/a	$23,822	n/a

Net income per limited partner unit - basic	$0.22	n/a	$0.54	n/a
Net income per limited partner unit - diluted	$0.22	n/a	$0.54	n/a

Limited partner units outstanding - basic (3)	43,521	n/a	44,375	n/a
Limited partner units outstanding - diluted (3)	43,529	n/a	44,383	n/a

OPERATING DATA

	PNG		PNG	PNG Pro Forma (1)
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net revenue margin (4)	$22,000	$12,880	$76,822	$56,385
Operating costs / G&A / Other	(6,125)	(4,564)	(22,965)	(16,759)
Adjusted EBITDA	$15,875	$8,316	$53,857	$39,626

Average working storage capacity (Bcf) (5)
Pine Prairie	24.0	14.0	21.0	12.0
Bluewater	26.0	26.0	26.0	26.0
	50.0	40.0	47.0	38.0

Monthly Operating Metrics ($/Mcf)
Net revenue margin (4)	$0.15	$0.11	$0.14	$0.13
Operating costs / G&A / Other	(0.04)	(0.04)	(0.04)	(0.04)
Adjusted EBITDA	$0.11	$0.07	$0.10	$0.09

(1)       In September 2009, Plains All American Pipeline, L.P. became the sole owner of a predecessor of PNG by acquiring an additional 50% interest in that predecessor.   Application of push-down accounting in conjunction with this transaction resulted in financial information for periods prior to and subsequent to this transaction being prepared under a different basis of accounting.  For comparison purposes, the pro-forma presentation places the 2009 period on the same basis of accounting as the most recent period.  The following items were impacted by the adjustment: General and administrative expenses, Depreciation, depletion and amortization, and Interest expense.  The net impact of the pro-forma adjustments was a $4.0 million decrease to Net income and Adjusted Net Income and a $1.2 million decrease in EBITDA and Adjusted EBITDA for the year ended December 31, 2009.  These pro-forma adjustments are not attributable to the Partnership’s May 2010 initial public offering.

(2)       Attributable to post-IPO period, May 5, 2010 through December 31, 2010.

(3)       Series B subordinated units are not entitled to cash distributions unless and until they convert to Series A subordinated units or Common units, which conversion is contingent on our meeting both certain distribution levels and certain in-service operational tests at our Pine Prairie facility.  As a result, the Series B subordinated units are not included in the calculation of basic or diluted net income per unit amounts.

(4)       Net revenue margin equals total revenues minus storage related costs.

(5)       Reflects 10 Bcf of working gas storage capacity placed into service at Pine Prairie in the second quarter of 2010.

-MORE-

333 Clay Street, Suite 1500 Houston, Texas 77002 713-646-4100 / 800-564-3036

PAA NATURAL GAS STORAGE, L.P. AND SUBSIDIARIES

FINANCIAL SUMMARY (unaudited)

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	December 31,	December 31,
	2010	2009
ASSETS
Current assets	$35,876	$12,243
Property and equipment, net	877,808	813,263
Base gas	37,498	27,927
Goodwill and intangibles, net	47,546	46,974

Total assets	$998,728	$900,407

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities	$15,015	$16,044
Note payable to PAA	—	450,523
Long-term debt under credit facilities	259,900	—
Other long-term liabilities	423	1,096
Total liabilities	275,338	467,663

Total partners’ capital and members’ capital	723,390	432,744
Total liabilities, partners’ capital and members’ capital	$998,728	$900,407

-MORE-

333 Clay Street, Suite 1500 Houston, Texas 77002 713-646-4100 / 800-564-3036

PAA NATURAL GAS STORAGE, L.P. AND SUBSIDIARIES
FINANCIAL SUMMARY (unaudited)

COMPUTATION OF BASIC AND DILUTED EARNINGS PER LIMITED PARTNER UNIT
(In thousands, except per unit data)

	PNG		PNG	PNG Pro Forma (1)
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Numerator for basic and diluted earnings per limited partner unit:
Net Income (2)	$9,812	n/a	$24,359	n/a
Less: General partner’s incentive distribution paid (3)	—	n/a	—	n/a
Subtotal	9,812	n/a	24,359	n/a
Less: General partner incentive distibution paid (3)	(51)	n/a	(51)	n/a
Less: General partner 2% ownership (3)	(195)	n/a	(486)	n/a
Net income available to limited partners	9,566	n/a	23,822	n/a
Adjustment in accordance with application of the two-class method for MLPs (3)	—	n/a	—	n/a
Net income available to limited partners in accordance with application of the two-class method for MLPs (3)	$9,566	n/a	$23,822	n/a

Denominator:
Basic weighted average number of limited partner units outstanding (4)	43,521	n/a	44,375	n/a
Effect of dilutive securities:
Weighted average LTIP units	8	n/a	8	n/a
Diluted weighted average number of limited partner units outstanding (4)	43,529	n/a	44,383	n/a

Basic net income per limited partner unit	$0.22	n/a	$0.54	n/a

Diluted net income per limited partner unit	$0.22	n/a	$0.54	n/a

(1)                         In September 2009, Plains All American Pipeline, L.P. became the sole owner of a predecessor of PNG by acquiring an additional 50% interest in that predecessor.   Application of push-down accounting in conjunction with this transaction resulted in financial information for periods prior to and subsequent to this transaction being prepared under a different basis of accounting.  For comparison purposes, the pro-forma presentation places the 2009 period on the same basis of accounting as the most recent period.  The following items were impacted by the adjustment: General and administrative expenses, Depreciation, depletion and amortization, and Interest expense.  The net impact of the pro-forma adjustments was a $4.0 million decrease to Net income and Adjusted Net Income and a $1.2 million decrease in EBITDA and Adjusted EBITDA for the year ended December 31, 2009.  These pro-forma adjustments are not attributable to the Partnership’s May 2010 initial public offering.

(2)                         Reflects net income for the post-IPO period, May 5, 2010 through December 31, 2010.

(3)                         We calculate net income available to limited partners based on the distribution paid during the current quarter (including the incentive distribution interest in excess of the 2% general partner interest).  However, FASB guidance requires that the distribution pertaining to the current period’s net income, which is to be paid in the subsequent quarter, be utilized in the earnings per unit calculation.  After adjusting for this distribution, the remaining undistributed earnings or excess distributions over earnings, if any, are allocated to the general partner and limited partners in accordance with the contractual terms of the partnership agreement for earnings per unit calculation purposes.  We reflect the impact of the difference in (i) the distribution utilized and (ii) the calculation of the excess 2% general partner interest as the “Adjustment in accordance with application of the two-class method for MLPs.”

(4)                         Series B subordinated units are not entitled to cash distributions unless and until they convert to Series A subordinated units or Common units, which conversion is contingent on our meeting both certain distribution levels and certain in-service operational tests at our Pine Prairie facility.  As a result, the Series B subordinated units are not included in the calculation of basic or diluted net income per unit amounts.

-MORE-

333 Clay Street, Suite 1500             Houston, Texas 77002             713-646-4100 / 800-564-3036

PAA NATURAL GAS STORAGE, L.P. AND SUBSIDIARIES
FINANCIAL SUMMARY (unaudited)

FINANCIAL DATA RECONCILIATIONS
(In thousands, except per unit data)

	PNG		PNG	PNG Pro Forma (1)
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Distributable cash flow (“DCF”)
Net Income	$9,812	$1,482	$29,787	$13,995
Depreciation, depletion and amortization	3,796	2,808	14,119	11,341
Net non-cash equity compensation charge	568	151	1,613	1,388
Maintenance capital expenditures	(144)	(318)	(438)	(704)
Income tax expense	—	—	—	473
Mark-to-market on open derivative positions	—	370	(370)	370
Acquisition related costs	251	—	251	—
Other	—	—	—	—
DCF	$14,283	$4,493	$44,962	$26,863

	PNG		PNG	PNG Pro Forma (1)
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net income and earnings per limited partner unit excluding selected items impacting comparability
Net Income	$9,812	$1,482	$29,787	$13,995
Selected items impacting comparability	1,484	904	2,628	2,141
Adjusted Net Income	$11,296	$2,386	$32,415	$16,136

Net income available to limited partners in accordance with application of the two-class method for MLPs (2)	$9,566	n/a	$23,822	n/a
Limited partners’ 98% of selected items impacting comparability (2)	1,454	n/a	2,575	n/a
Adjusted limited partners’ net income	$11,020	n/a	$26,397	n/a

Adjusted basic net income per limited partner unit	$0.25	n/a	$0.59	n/a

Adjusted diluted net income per limited partner unit	$0.25	n/a	$0.59	n/a

Basic weighted average units outstanding (3)	43,521	n/a	44,375	n/a

Diluted weighted average units outstanding (3)	43,529	n/a	44,383	n/a

(1)                         In September 2009, Plains All American Pipeline, L.P. became the sole owner of a predecessor of PNG by acquiring an additional 50% interest in that predecessor.   Application of push-down accounting in conjunction with this transaction resulted in financial information for periods prior to and subsequent to this transaction being prepared under a different basis of accounting.  For comparison purposes, the pro-forma presentation places the 2009 period on the same basis of accounting as the most recent period.  The following items were impacted by the adjustment: General and administrative expenses, Depreciation, depletion and amortization, and Interest expense.  The net impact of the pro-forma adjustments was a $4.0 million decrease to Net income and Adjusted Net Income and a $1.2 million decrease in EBITDA and Adjusted EBITDA for the year ended December 31, 2009.  These pro-forma adjustments are not attributable to the Partnership’s May 2010 initial public offering.

(2)                         Attributable to post-IPO period, May 5, 2010 through December 31, 2010.

(3)                         Series B subordinated units are not entitled to cash distributions unless and until they convert to Series A subordinated units or Common units, which conversion is contingent on our meeting both certain distribution levels and certain in-service operational tests at our Pine Prairie facility.  As a result, the Series B subordinated units are not included in the calculation of basic or diluted net income per unit amounts.

###

333 Clay Street, Suite 1500             Houston, Texas 77002             713-646-4100 / 800-564-3036